Exhibit 99
April 23, 2014

Phoenix, Arizona

Knight Transportation Reports First Quarter 2014 Revenue and Earnings

Knight Transportation, Inc. (NYSE: KNX), one of North America’s largest and most diversified truckload transportation companies, today reported revenue and net income for the first quarter ended March 31, 2014.

Key financial highlights for the first quarter of 2014 and 2013 were as follows:

(dollars in thousands, except per share data)	Three Months Ended March 31,
	2014	2013	% Diff
Total revenue	$249,163	$235,400	5.8%
Revenue, excluding trucking fuel surcharge	$205,596	$189,600	8.4%
Operating income	$31,250	$25,544	22.3%
Net income	$19,064	$15,183	25.6%
Earnings per diluted share	$0.23	$0.19	23.7%

The company previously announced a quarterly cash dividend of $0.06 per share to shareholders of record on March 7, 2014, which was paid on March 28, 2014.

Kevin Knight, Chairman and Chief Executive Officer, commented on the quarter, “We are pleased with our success in growing our revenue and improving our operating margin.  During the quarter we experienced greater demand for our capacity as well as a stronger used equipment market.  Our improved performance was a result of our focus on improving production, recruiting and developing driving associates, providing industry-leading service, intensifying our cost control efforts, and realizing the benefits of a solid used equipment market.

“Revenue per tractor increased 5.1%, year over year, as a result of a 4.9% improvement in revenue per loaded mile, a 4.2% increase in our length of haul, a 140 basis point improvement in our non-paid empty mile percentage, and a 1.3% decrease in miles per tractor.  In the first quarter of 2014 our trucking businesses improved their operating ratio to 82.0% from 85.3% in the same quarter last year.  Our brokerage business continues to grow rapidly and increased revenue 94.4%, increased gross margin 91.2%, and increased operating income 89.2%, when compared to the same quarter last year.  As the trucking environment remains strong, we feel well positioned to continue to execute our model and bring needed capacity to our customers, quality careers to our driving associates, and superior returns to our shareholders.”

The following chart reflects the financial performance of our trucking (asset based) and our logistics (non-asset based) businesses for the first quarter of 2014 and 2013.

(dollars in thousands, except operating ratio)	Three Months Ended March 31,
	2014	2013	Diff
Trucking (Asset based)
Revenue, excluding trucking fuel surcharges	$161,827	$157,703	2.6%
Operating Income	$29,121	$23,234	25.3%
Operating Ratio(1)	82.0%	85.3%	-330 bps
Logistics (Non-asset based)
Revenue	$43,769	$31,897	37.2%
Operating Income	$2,129	$2,310	-7.8%
Operating Ratio(1)	95.1%	92.8%	230 bps
Consolidated
Revenue, excluding trucking fuel surcharges	$205,596	$189,600	8.4%
Operating Income	$31,250	$25,544	22.3%
Operating Ratio(1)	84.8%	86.5%	-170 bps

(1) Operating ratio is defined in our Trucking segment as total operating expenses, net of trucking fuel surcharge, as a percentage of revenue before trucking fuel surcharge. Operating ratio is defined in our Logistics segment as total operating expenses as a percentage of total revenue.

In the first quarter, operating income in our trucking businesses improved 25.3% while our revenue, excluding trucking fuel surcharge, grew 2.6%.  We experienced this growth despite operating 2.2% fewer average tractors, year over year.  Our specific efforts to improve yield, strengthen our network, and drive operational efficiencies have yielded positive results.  We experienced a 4.2% longer length of haul and reduced our non-paid empty mile percentage to an all-time low 9.6%.  The industry continues to be faced with multiple inflationary pressures, including rising driver pay, increased regulation, additional maintenance cost associated with the 2010 EPA emission engines, and rising equipment cost.  We continue to intensify our cost control efforts in order to manage these pressures.

Our brokerage business continues to show meaningful growth as we gain market share, source additional capacity, and strategically align our service offering with the supply chain needs of our customers.  Our other businesses within our logistics segment, including our intermodal and sourcing businesses, underperformed during the first quarter, which contributed to the deterioration in our year over year operating ratio for the logistics segment.  The operating ratio in our intermodal business deteriorated 630 basis points when compared to the same quarter last year, however, improved 160 basis points sequentially from fourth quarter 2013.  We expect continued improvement in this business and to return to profitability within the next two quarters.

Developing and retaining high quality drivers continue to challenge the industry and are critical to improving the productivity of our assets, providing industry leading customer service, and growing our fleet.  Our driver development and training program remains a primary focus area for our management team, and we feel well positioned to continue to make progress in the coming quarters.

The DOE national average diesel fuel price decreased 1.6% when compared to the first quarter last year.  Fuel remains a major cost focus for us as we continue our work towards cost effective, industry leading fuel economy while at the same time reducing the environmental impact of our operations.

Our tractor fleet remains one of the most modern fleets in the industry with an average age of 1.9 years.  The used equipment market showed signs of strength during the quarter and resulted in gain on sale of revenue equipment in the first quarter of 2014 of $4.3 million, compared to $1.4 million in the first quarter of 2013.

We have returned $78.7 million to our shareholders in the form of quarterly dividends over the two years ended March 31, 2014.  We paid down $26.0 million of borrowing under our revolving credit facility during the quarter, ending with $12.0 million of long term debt, and $574.8 million of shareholders' equity. Our first quarter 2014 net capital expenditures were $5.7 million while our cash flow from operations was $36.5 million.  As of March 31, 2014 we did not have any tractor or trailers held under operating leases.

The company will hold a conference call on April 23, 2014, at 4:30 PM EDT, to further discuss its results of operations for the quarter ended March 31, 2014. The dial in number for this conference call is 1-855-733-9163. Slides to accompany this call will be posted on the company’s website and will be available to download prior to the scheduled conference time.  To view the presentation, please visit http://investor.knighttrans.com/events, “First Quarter 2014 Conference Call Presentation.”

Knight Transportation, Inc. is a provider of multiple truckload transportation and logistics services using a nationwide network of service centers in the U.S. to serve customers throughout North America.  In addition to operating one of the country’s largest tractor fleets, Knight also contracts with third-party equipment providers to provide a broad range of truckload services to its customers while creating quality driving jobs for our driving associates and successful business opportunities for owner-operators.

INCOME STATEMENT DATA:
	Three Months Ended March 31,
	(Unaudited, in thousands, except per share amounts)
	2014	2013
REVENUE:
Revenue, before fuel surcharge	$205,596	$189,600
Fuel surcharge	43,567	45,800
TOTAL REVENUE	249,163	235,400

OPERATING EXPENSES:
Salaries, wages and benefits	60,733	57,654
Fuel	52,009	55,693
Operations and maintenance	17,020	15,910
Insurance and claims	7,422	7,155
Operating taxes and licenses	4,065	3,908
Communications	1,279	1,172
Depreciation and amortization	21,788	21,507
Purchased transportation	51,969	42,792
Miscellaneous operating expenses	1,628	4,065
	217,913	209,856

Income From Operations	31,250	25,544

Interest income	114	109
Interest expense	(117)	(141)
Other income	866	220
Income before income taxes	32,113	25,732
INCOME TAXES	12,780	10,298
Net Income	19,333	15,434
Net income attributable to noncontrolling interest	(269)	(251)
NET INCOME ATTRIBUTABLE TO KNIGHT TRANSPORTATION	$19,064	$15,183

Basic Earnings Per Share	$0.24	$0.19
Diluted Earnings Per Share	$0.23	$0.19

Weighted Average Shares Outstanding - Basic	80,501	79,841
Weighted Average Shares Outstanding - Diluted	81,336	80,124

BALANCE SHEET DATA:
	3/31/2014	12/31/2013
ASSETS	(Unaudited, in thousands)
Cash and cash equivalents	$9,601	$992
Trade receivables, net of allowance for doubtful accounts	123,015	116,391
Notes receivable, net of allowance for doubtful accounts	773	774
Related party notes and interest receivable	-	748
Prepaid expenses	17,784	15,026
Assets held for sale	14,055	16,476
Other current assets	9,548	11,066
Current deferred tax assets	3,544	3,359
Total Current Assets	178,320	164,832

Property and equipment, net	583,330	591,791
Notes receivable, long-term	3,850	4,047
Goodwill	10,252	10,257
Other long-term assets and restricted cash and investments	38,443	36,194
Total Long-term Assets	635,875	642,289

Total Assets	$814,195	$807,121

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$13,204	$14,354
Accrued payroll and purchased transportation	16,511	13,864
Accrued liabilities	31,421	18,800
Claims accrual - current portion	16,516	15,616
Dividend payable - current portion	187	168
Total Current Liabilities	77,839	62,802

Claims accrual - long-term portion	9,513	8,889
Long-term dividend payable and other liabilities	2,357	2,486
Deferred tax liabilities	136,639	142,504
Long-term debt	12,000	38,000
Total Long-term Liabilities	160,509	191,879

Total Liabilities	238,348	254,681

Common stock	807	802
Additional paid-in capital	158,905	150,079
Accumulated other comprehensive income	5,662	4,582
Retained earnings	409,432	396,032
Total Knight Transportation Shareholders' Equity	574,806	551,495
Noncontrolling interest	1,041	945
Total Shareholders' Equity	575,847	552,440
Total Liabilities and Shareholders' Equity	$814,195	$807,121

	Three Months Ended March 31,
	2014	2013	% Change
	(Unaudited)

OPERATING STATISTICS

Average Revenue Per Tractor*	$40,549	$38,573	5.1%

Non-paid Empty Mile Percent	9.6%	11.0%	-12.7%

Average Length of Haul	500	480	4.2%

Operating Ratio**	84.8%	86.5%

Average Tractors - Total	3,985	4,076

Trailers - End of Quarter	8,996	9,468

Net Capital Expenditures (in thousands)	$5,726	$(1,758)

Cash Flow From Operations (in thousands)	$36,487	$40,322

* Includes dry van, refrigerated, and port services revenue excluding fuel surcharge, brokerage revenue, intermodal revenue, and other revenue.

** Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue before fuel surcharge. We measure our revenue, before fuel surcharge, and our operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Accordingly, actual results may differ from those set forth in the forward-looking statements. Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, stockholder reports, Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contact: David A. Jackson, President, or Adam W. Miller, CFO at (602) 606-6349

Return to Form 8-K